NEWS RELEASE
FOR IMMEDIATE RELEASE	Contact:	R. D. Leslie
Chief Financial Officer
(936) 637-5325

LUFKIN INDUSTRIES REPORTS EARNINGS OF $1.34 PER DILUTED SHARE FOR FOURTH QUARTER 2007

Oil Field Bookings Drive Total Backlog to $202 Million

LUFKIN, Texas -- (Feb. 14, 2008) -- Lufkin Industries, Inc. (NASDAQ: LUFK) today announced financial results for the fourth quarter and twelve months ended December 31, 2007.  Sales were $157.7 million for the fourth quarter compared with $165.6 million for the fourth quarter of 2006. Net earnings for the fourth quarter of 2007 were $19.9 million, or $1.34 per diluted share, compared with $23.0 million, or $1.52 per diluted share, for the fourth quarter of 2006, which included a net benefit of $0.26 per diluted share from the finalization of various tax estimates and tax initiatives and estimated costs related to exiting the trailer van business.

Sales for 2007 were $597.2 million compared with $605.5 million for 2006.  Net earnings rose to $74.2 million, or $4.92 per diluted share, from $73.0 million, or $4.83 per diluted share, for 2007, including the net benefit of $0.26 per diluted share discussed above.

Douglas V. Smith, chief executive officer of Lufkin, remarked, “Lufkin’s financial performance for the fourth quarter, as well as its record earnings for all 2007, reflected the continued strong sales growth and margin expansion in our power transmission business.  For the quarter, these results, driven by high ongoing worldwide energy demand, again more than offset the impact of a soft but improved oil field sales environment in North America and lower sales in our trailer business.  In addition, our power transmission backlog expanded for the eighth consecutive quarter to a new record of $122.2 million at the end of 2007.  With continued substantial growth in international oil field bookings for fourth quarter of 2007 compared with the third quarter, we also produced a 20.7% sequential-quarter increase in our oil field backlog at year end.  This expansion primarily accounted for a 5.2% sequential-quarter increase in our total backlog, to $202.5 million at year end, which supports our cautious optimism regarding our prospects for profitable growth for 2008.

“Fourth-quarter sales for our oil field business were $106.3 million, a 1.9% decline from the fourth quarter of 2006 and a 10.0% increase from the third quarter of 2007.  The comparable-quarter performance was consistent with the 1.0% decline in oil field sales for 2007 versus 2006, which, as we have discussed throughout the year, was attributable to soft pumping equipment sales in North America.  We were very pleased with the strong growth in our international pumping equipment sales throughout 2007, as well as increased service and automation sales, which largely offset a 23.3% reduction in North American bookings for pumping equipment for 2007 versus 2006.

“In this context, we are encouraged by the improved momentum in fourth-quarter bookings for North America, up 29.9% from the third quarter, which were primarily accountable for the sequential-quarter increase in oil field sales.  We also again produced significant sequential-quarter growth in international bookings for the fourth quarter, which drove the growth in our oil field backlog to $76.9 million at year end, an increase of 14.5% over year-end 2006 and 20.7% over the end of the third quarter of 2007.

“Sales for the Company’s power transmission division increased 25.3% to $43.5 million for the fourth quarter of 2007 from the fourth quarter of 2006 and 6.3% from the third quarter of 2007. Enhancing our visibility into prospective sales for 2008, our power transmission backlog of $122.2 million at year end increased 27.8% from the end of 2006 and 1.6% from the end of the third quarter of 2007.  Our bookings continued to be driven primarily by both domestic and international sales of our high-speed gears used in applications related to the increasing demand for energy.  Because of the successful expansion of our international business and consistent with our long-term strategies to strengthen our worldwide position of industry leadership, we are expanding the capacity of our manufacturing operations in France, and we opened a new sales office in the Middle East during the fourth quarter.

“The performance of Lufkin’s trailer division for the fourth quarter of 2007 and for the full year was affected by a substantial decline in industry demand for trailers in an uncertain economic environment, as well as by the impact of Lufkin’s exit from the van trailer business in the third quarter of 2006.  Primarily as a result of these factors, there was a decline in comparable-period trailer sales of 64.8% and 47.9% for the fourth quarter of 2007 and the full year and of 81.3% in the year-end 2007 backlog.  We recently announced that Lufkin’s Board of Directors has authorized the Company to suspend its participation in the commercial trailer markets it serves and to develop a plan to run-out existing inventories, fulfill current contractual obligations and close all trailer facilities.”

Based on the Company’s backlog of $202.5 million at the end of 2007 and its outlook regarding industry conditions for its oil field and power transmission businesses for 2008, Lufkin today established guidance for earnings per diluted share for 2008 in a range of $5.00 to $5.20. Consistent with this guidance, the Company also today established its guidance for earnings per diluted share for the first quarter of 2008 in a range of $0.90 to $1.00, which reflects our normal first quarter seasonality.

Mr. Smith concluded, “We have been very pleased with the steady expansion in our power transmission sales over the last three quarters of 2007 and with the quarterly growth in our power transmission backlog over the last two years.  Our record year-end power transmission backlog provides us significant visibility regarding the division’s revenues for 2008.  In addition to the strength of this business, the increased fourth-quarter momentum of our North American oil field bookings for pumping and automation equipment, especially in the United States, coupled with the increased mix of international business supports our positive outlook for the full year 2008.  While our guidance for 2008 reflects caution appropriate to the early stage of this potential recovery, we are well positioned to meet increased demand.”

Lufkin will discuss its results for the fourth quarter and year-end in a teleconference call today at 9:00 a.m. (central time).  To listen to the call, participants should dial (913) 981-5538 approximately 10 minutes prior to the start of the call.  A telephonic replay will be available from 12:00 p.m. (central time) February 14, 2008 through 10:59 p.m. (central time) February 21, 2008, by dialing (719) 457-0820 and entering reservation number 8214514.

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management.  When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements.  Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company.  These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.  The Company does not intend to update these forward-looking statements and information.

Lufkin Industries, Inc. sells and services oil field pumping units, foundry castings, power transmission products and highway trailers throughout the world.  The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

LUFKIN INDUSTRIES, INC.
Financial Highlights
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Sales	$157,721	$165,611	$597,187	$605,492
Cost of sales	112,745	122,639	430,819	449,243
Gross profit	44,976	42,972	166,368	156,249
Selling, general and administrative expense	15,791	14,793	59,034	52,994
Operating income	29,185	28,179	107,334	103,255
Interest and other income (expense), net	804	190	5,392	1,474
Earnings before income taxes	29,989	28,369	112,726	104,729
Income tax provision	10,139	5,391	38,515	31,735
Net earnings	$19,850	$22,978	$74,211	$72,994

Net earnings per share:
Basic	$1.35	$1.54	$4.98	$4.92
Diluted	$1.34	$1.52	$4.92	$4.83
Weighted average shares outstanding
Basic	14,703	14,909	14,901	14,845
Diluted	14,856	15,157	15,090	15,123
Cash dividends per share	$0.23	$0.18	$0.88	$0.62

LUFKIN INDUSTRIES, INC.
Balance Sheet Highlights
(Thousands of dollars)

	Dec. 31,	Dec. 31,
	2007	2006
Current assets	$292,867	$243,452
Total assets	500,656	429,069
Current liabilities	68,134	61,495
Shareholders’ equity	384,653	328,140
Working capital	224,733	181,957

LUFKIN INDUSTRIES, INC.
Division Performance
(In thousands)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2007	2006	2007	2006
Sales:
Oil field	$106,292	$108,308	$397,354	$401,200
Power transmission	43,466	34,691	158,452	124,922
Trailer	7,963	22,612	41,381	79,370
Total	$157,721	$165,611	$597,187	$605,492

	Dec. 31,	Sept. 30,	Dec. 31,
	2007	2007	2006
Backlog:
Oil field	$76,851	$63,673	$67,145
Power transmission	122,181	120,256	95,571
Trailer	3,446	8,553	18,396
Total	$202,478	$192,482	$181,112